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                                                                     Exhibit 2.5
                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement"), made as of the 26th day of November , 1997 by and between


          HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, (herein called "Buyer"), and

          CEDAR GLEN ASSOCIATES, having an office at 9140 Old Bustleton Avenue, Philadelphia, Pennsylvania (herein called the "Seller").


                              W I T N E S S E T H:

     WHEREAS, Seller is the fee owner of a certain residential apartment complex located in the City of Philadelphia, State of Pennsylvania more commonly known as Cedar Glen Apartments, all as more particularly described below;

     WHEREAS, Seller desires to sell said property to Buyer, and Buyer desires to purchase that property from
Seller, upon the happening of certain events;

     NOW, THEREFORE, in consideration of the property, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The Real Property to be conveyed consists of one or more parcels of land known as Cedar Glen Apartments, which includes 110 apartments (the "Project"), located in the City of Philadelphia and State of Pennsylvania, more particularly described on Exhibit "A", attached hereto, together with and including all buildings and other improvements thereon, including but not limited to, the 110 apartment units, and all rights of Seller in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now in or on the Property, are included in this sale and shall become the property of Buyer at Closing (as hereafter defined):

          A    all heating, plumbing and lighting fixtures,

          B    ranges,   refrigerators  and  garbage  disposals  (one  for  each
               apartment),

          C    water heaters,

          D any and all bathroom fixtures, wall-to-wall carpeting, exhaust fans, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, any air conditioning units, mail boxes, office furniture, and related equipment, if any, in connection with the Project and which are owned by Seller,

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          E    other than a  computer,  a  printer,  a fax  machine  and a photo copier, any fixtures appurtenant to the Property and any other furniture or equipment used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively, the "Other Items") and which are owned by the Seller.

               Seller's interest in the Other Items will be transferred to Buyer by absolute Bill of Sale.

3. EXCEPTIONS. Buyer agrees to accept title to the Property subject only to the following:

          A.   Restrictive   covenants   of  record   common  to  the  tract  or
               subdivision, provided same have not been violated.

          B. Water line, sanitary sewer, drainage, gas line and main, electrical, telephone easements and other easements of record provided that, no building or other improvements, including Project signage, are located over the area covered by such easement or are adversely affected.

4.   PRICE AND MANNER OF PAYMENT.

          A. The purchase price for the Property shall be a total of Two Million Six Hundred Thousand and NO/100 ($2,600,000) (the "Purchase Price") payable as follows: (i) by payment of $50,000 (the "Deposit") as a deposit; and (ii) the remainder payable at Closing by check or by wire transfer to an account designated by Seller.

          B The Deposit shall be paid to Mesirov, Gelman, Jaffe, Cramer & Jamieson (the "Escrow Agent"), who shall deposit that amount in an interest bearing account. The Deposit (with interest) shall be applied against the Purchase Price at Closing. The Deposit shall be forfeited to Seller as Seller's sole remedy and as liquidated damages if Buyer fails to complete this transaction for any reason other than a termination of this Agreement as permitted herein. In the event of such a termination, Seller shall promptly instruct the Escrow Agent to refund the Deposit (with interest) to Buyer and upon the return of the Deposit this Agreement shall wholly cease and terminate and neither party shall have any further claim against the other by reason of this Agreement.

5. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the parties at Closing as if the Buyer was the owner of the Property as of midnight of the night preceding the Closing Date:

          A    current fiscal year real estate taxes,

          B    water charges,

          C    sewer charges,

          D    fuel,

          E    electricity,

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          F    all rentals and security  deposits  (including  interest thereon)
               pursuant to the leases,

          G    charges under the Service Contracts,

          H    laundry income;

          I any other charges incurred with respect to the Property which Seller is obligated to pay; and

          J    Rents.

               (1) All rent payments collected for the month of Closing shall be deemed prorated as between the parties as of the Closing.

               (2) All rent collected after Closing, for any period prior to Closing, shall belong to Seller and, if paid to Buyer, Buyer shall promptly send such rent to Seller.

               (3) All rent collected by Seller, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.

               (4) All rent collected by Buyer or Seller for rental periods after the Closing shall belong to Buyer and, if paid to Seller, Seller shall promptly send such rent to Buyer.

               Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

6. COSTS. Buyer shall pay all recording fees, one-half of the transfer tax, Buyer's attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for Buyer's title insurance policy, up to $15,000.00 towards the prepayment penalty with respect to the existing mortgage on the Property and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Seller shall pay one-half of the transfer tax, attorneys' fees, if any, incurred by Seller in connection with this transaction, any prepayment penalty in excess of $15,000.00 and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

7. TITLE AND SURVEY. Within ten (10) days after the date of this Agreement Seller shall provide Buyer with a copy of the most recent title policy and instrument survey of the Property in Seller's possession.

8. INSPECTION. Upon and after acceptance of this Agreement by Seller, Seller agrees that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and Seller's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole

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     expense  and Buyer or its agents  shall  supply
     Seller with proof of insurance as requested by Seller. Seller agrees to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in Seller's possession or control relating to the Property and its operation; provided, however, that Buyer agrees to indemnify Seller of and from any loss or damage occasioned by such entry, and agrees further to restore to its original condition, at Buyer's own cost and expense, any property disturbed by such entry.

9. TITLE DOCUMENTS. At the time of Closing, Seller shall deliver to Buyer the following:

          A A warranty deed conveying good and marketable title to the Property.

          B A Bill of Sale conveying good title, free of all encumbrances to the Other Items.

          C A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits (with interest).

          D    Complete originals of each lease listed on the Rent Roll.

          E An assignment, assumption, and indemnity agreement of all of Seller's rights and obligations to all contracts affecting the Property (the "Service Contracts), to all leases encumbering the Property and to all security deposits (including interest thereon) in substantially the form attached hereto as Exhibit B. In lieu of an assignment of the security deposits, the Seller may provide Purchaser with a credit at Closing for all security deposits (with interest thereon) held by Seller with respect to all leases encumbering the Property. In either case, Buyer will indemnify and hold the Seller harmless from any claims from residents with respect to security deposits transferred to Buyer or for which Buyer is provided a credit at Closing as the case may be.

          F As specified by Buyer, a copy of all data concerning the Property that is stored in the computer that is excluded from the sale.

10.  TITLE EXAMINATION; OBJECTIONS TO TITLE.

          A Within the Due Diligence Period (as hereinafter defined), Buyer agrees to furnish to Seller a specification in writing of any objection to title that Buyer believes it is not required to take title subject to, which shall not include the exceptions permitted in Section 3 of this Agreement. Seller may, but shall not be required to, bring any action or proceedings or take such other action as may be appropriate to render title to the Property marketable.

          B Seller shall have ten (10) days from receipt of notice, if any, from Buyer of its title objections within which it must notify Buyer in writing if it cannot cure.

          C In the absence of such notice from Seller, Seller shall be obligated to cure the title objections, if any, made by Buyer. If Seller notifies Buyer that Seller is unable to convey good and marketable title to the property described above, subject to and in accordance with the provisions of this contract, or is not able or unwilling to obtain a commitment for title insurance and thereafter pay the premium for said title insurance to insure the exception(s) on behalf of the Buyer

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               then,  except as hereinafter
               provided, Buyer may elect, by written notice to Seller, to either:

                    (1) terminate this Agreement by notice delivered to the Seller within five (5) days of receipt of Seller's notice that Seller cannot cure the title objections, or is unwilling or unable to obtain title insurance in which event this Agreement shall wholly cease and terminate, and neither party shall have any further claim against the other by reason of this Agreement, except Buyer shall have the right to the return of the Deposit; or

                    (2) Notwithstanding anything to the contrary contained herein, Buyer may accept such title as Seller may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller and if Buyer elects to do so, Seller shall have no right to terminate this Agreement as hereinabove provided. The acceptance of the deed by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive the delivery of the deed.

                    (3) If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to Buyer an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.

11. USE OF PROPERTY. Seller represents that, to the best of Seller's knowledge, the Property and any improvement thereon are in full compliance with restrictive covenants, statutes, ordinances, regulations, and/or other administrative enactments including, but not limited to building codes and zoning ordinances for the present use as a multi- residential dwelling.

12. CLOSING DATE. The Closing shall occur not less than 65 nor more than 80 days after the end of the Due Diligence Period (as hereinafter defined) provided that the Buyer does not terminate this Agreement as permitted herein (the "Closing" or "Closing Date") by mail or at the Seller's office, or at such other time and place as may be mutually agreed upon.

13. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the deed, subject only to matters herein provided for.

14. BROKER'S COMMISSION. Buyer represents to Seller that it did not employ any broker in connection with this sale other than Guiney and Glatstian Associates, Inc. and that Buyer shall be responsible for the payment of all fees and commissions to that broker. Seller and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

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15.  RISK OF LOSS.  The risk of loss or damage to the  Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by Seller. Upon the happening of such event, but only if the cost of repair or replacement exceeds $100,000. Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this purchase and receiving the Seller's share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain. In the event that the cost of repair or replacement is less than $100,000, Buyer shall not have the option of terminating this Agreement, but shall have the right to receive the Seller's share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

16.  CONDITIONS PRECEDENT.

          A It shall be a condition to Buyer's obligations to close that all of the representations and warranties of the Seller are true and correct as of the Closing;

          B It shall be a condition to Buyer's obligation to close that there are at Closing 110 apartment units in rentable condition, and to the best of Seller's knowledge which are all in compliance with federal, state, county or local laws, ordinances, rules and regulations;

          C Buyer shall have [forty-five (45)] days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and Phase I environmental studies), the Seller's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the market in which the Property operates, the tax assessment on the Property as it relates to the purchase price and to the assessment on comparable properties, Service Contracts, executory contracts, and such other matters as Buyer shall deem reasonably necessary or appropriate in connection with the Property and the Other Items. If Buyer determines that it does not wish to purchase the Property and the Other Items as a result of its findings during the Due Diligence Period and notifies Seller of such decision within the Due Diligence Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except Buyer shall have the right to the return of the Deposit. Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this Section 16(C).

               It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by Buyer at any time. If the above contingencies are not satisfied or waived by the Buyer, the Buyer shall have the right to terminate this Agreement by written notice to Seller. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except Buyer shall have the right to the return of the Deposit.

17. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, Seller represents, warrants, and certifies to Buyer that Seller has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). To the best of Seller's knowledge, Seller has not, nor has any

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     other  person,  used,  generated,
     stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property in violation of Environmental Laws nor are there any underground tanks on the Property, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, Seller shall promptly provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby Seller's compliance with Environmental Laws is called into question, and promptly notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

18. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as of the date hereof and as of Closing, that:

          A To the best of Seller's knowledge, there is no litigation, proceeding or investigation pending, or to the knowledge of Seller threatened, against or affecting Seller that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Item or any part or the operation thereof, whether or not fully covered by insurance or any proceeding pending for the increase or decrease of the assessed valuation of all or a portion of the Property.

          B To the best of Seller's knowledge, Seller has complied with and is not in default under, or in violation of, or received any notice that the Seller, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

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          C    With the  exception  of one lease,  there are no  written  leases affecting the Property with a term greater than one (1) year.

          D To the best of Seller's knowledge, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

          E Seller has not received any written notice or request from any insurance company, Board of Fire Underwriters (or organization exercising functions similar thereto) requesting the performance of any work or alteration in respect of the Property or the Other Items with which Seller has not complied.

          F    Security   deposits  (with  interest)  held  by  Seller  will  be
               correctly identified by Seller as of Closing with respect to the Property.

          G Seller and Seller's employees and agents have not let, and will not let any contracts for improvements to the Property which will not be fully completed and fully paid for prior to Closing.

          H    Until  Closing,  Seller  shall  continue  to  fulfill  all of its obligations under the terms of the Leases encumbering the Property, and under the Service Contracts, and Seller shall operate, maintain and repair at Seller's expense, all landscaping, buildings, fixtures and facilities and shall continue to operate the Property in the manner in which Seller currently does so.

          I The Rent Roll to be given by Seller to Buyer at Closing will be true and correct.

          J The financial information previously provided to Buyer with respect to the Property is substantially accurate.

          K All of the ranges and refrigerators located within the apartment units are the property of the Seller and not of the tenants.

          L This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

          M Neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of Seller pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to Seller or the Property.

          N To the best of Seller's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by Seller, or in connection with

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               the  consummation by Seller of the  transactions  contemplated by
               this   Agreement,   except   for   such   consents,    approvals,
               authorizations, filings, registrations or qualifications as have been obtained by Seller as of the date hereof and disclosed and accepted by Buyer.

          O Seller shall permit Buyer to examine and copy all of the leases encumbering the Property, including all additions, amendments or modifications thereto as provided herein. Seller shall not accept any prepayment in excess of one month of any rent due under any leases with respect to the Property.

          The representations and warranties of Seller contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated by Seller pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

          The representations and warranties contained herein shall survive delivery and recording of the deed and shall not merge therein.

          Seller acknowledges that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to Buyer hereunder. As to any representation or warranty set forth herein, Seller shall indemnify, defend and hold Buyer sale and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against Buyer, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of Seller's breach of any warranty or obligation under this Agreement or if any representation of Seller in this Agreement is wholly or partially untrue.

          Irrespective of anything to the contrary contained herein, the representations and warranties of Seller and the indemnity by Seller herein contained shall expire and be of no further effect upon the expiration of 12 months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of fraud or an intentional material misrepresentation made by Seller.

19. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the Closing:

               (a) Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

               (b) This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.


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

               (c) To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer.

20. ASSIGNMENT. This Agreement, and all rights of Buyer hereunder, may be assigned by Buyer to any affiliate without Seller's prior consent. Any other assignment by Buyer shall require the Seller's prior written consent, which consent shall not be unreasonably withheld. Any assignment by the Buyer shall not relieve the Buyer of any obligation of the Buyer created by this Agreement. Seller may convey its interest in the Property to an affiliate without the Buyer's prior written consent, provided that the assignee shall agree in writing to be subject to the terms of this Agreement.

21. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, to the addresses set forth below:

         To Seller:        Dresner & Litz
                           9140 Old Bustleton Road
                           Apartment C-111
                           Philadelphia, PA 19115
                           Attn:  Jack Litz and Arnold Dresner

          with a
          copy to:         Mesirov, Gelman, Jaffee, Cramer & Jamieson
                           1735 Market Street
                           Philadelphia, PA 19103
                           Attn:  Harvey Shapiro, Esq.

         To Buyer:         HOME PROPERTIES OF NEW YORK, L.P.
                           Attn:  Norman Leenhouts, Chairman
                           850 Clinton Square
                           Rochester, New York  14604

22. PLANS, WARRANTIES AND GUARANTIES. Seller agree to provide Buyer with all plans and architectural drawings in Seller's possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in Seller's possession and Seller further agrees that it will endeavor to turn over the same to Buyer at Closing. Seller shall assign to Buyer at Closing any and all guaranties and warranties Seller has with respect to the Property, the improvements thereon, and the equipment relating to the Property, if any.

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

23.  APPLICABLE   LAW.  This  Agreement  shall  be  construed  and  governed  in accordance with the laws of the State of Pennsylvania.

24. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

25. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and Seller.

26. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of Seller and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

27. FINANCIAL ACCESS. Seller will provide a signed representation letter in substantially the form attached hereto as Exhibit C to enable an Independent Public Accountant to render an opinion on such financial statements. Seller will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

                                         HOME PROPERTIES OF NEW YORK, L.P.
For purposes of agreeing to act as       By:  Home Properties of New York, Inc.
Escrow Agent hereunder                        General Partner

MESIROV, GELMAN, JAFFE,
 CRAMER & JAMIESON                       By: /s/ Norman Leenhouts
                                             ----------------------------------


By:      /s/ Bernard B. Kolodner              Title:   Chairman
         -------------------------           ----------------------------------
         Bernard B. Kolodner


Title:   Partner
         -------------------------

                                          CEDAR GLEN ASSOCIATES


                                           By: /s/ Arnold Dresner
                                               -------------------------------
                                               Arnold Dresner, General Partner


                                               /s/ Jack Litz
                                               -------------------------------
                                               Jack Litz, General Partner

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